EXHIBIT 99.1

CONSTELLATION SELLING ITS VALUE SPIRITS BUSINESS FOR $334 MILLION

–	Increases focus on higher-margin mid-premium spirits brands

–	Leverages existing infrastructure to improve efficiencies

–	Will reduce borrowings using net cash proceeds

–	Updates fiscal 2009 reported basis diluted EPS guidance

FAIRPORT, N.Y., Jan. 12 /PRNewswire-FirstCall/ -- Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s largest wine company and a leading international producer and marketer of beverage alcohol, today announced it has entered into an agreement to sell its value spirits business to New Orleans-based Sazerac Company, Inc. for $334 million, subject to closing adjustments.  The transaction is subject to routine and customary regulatory review, and is expected to close by the end of February 2009.

The entire net after-tax proceeds of approximately $210 million will be used to reduce Constellation’s borrowings.  The sale price includes $274 million in cash and $60 million in medium-term financing by Constellation at market interest rates.

“This transaction is consistent with our strategic focus on premium, higher-growth and higher-margin brands in our portfolio, and allows us to continue the process of reducing debt, generating free cash flow, creating efficiencies and increasing ROIC,” stated Rob Sands, Constellation Brands president and chief executive officer.  “With the proceeds from asset sales, along with our targeted free cash flow for fiscal 2009, we now expect our debt to comparable basis EBITDA ratio to approximate four times by the end of the current fiscal year, which underscores the effectiveness of our focus on cash flow generation.”

Spirits brands the company is retaining include SVEDKA Vodka, Black Velvet Canadian Whisky and Paul Masson Grande Amber Brandy.  SVEDKA Vodka is the fourth largest imported vodka brand in the U.S. and one of the fastest growing major spirits brands in the world.   Black Velvet Canadian Whisky and Paul Masson Grande Amber Brandy are mid-premium spirits that are each number two by volume in their respective categories.

“Totaling almost five million cases, the three principal spirits brands we are retaining have scale in the marketplace, good margins, are at mid-premium price points and continue to grow ahead of their respective categories,” said Sands.  “These are exactly the type of scale brands that fit well within Constellation’s portfolio strategy, which is focused on well-known, trusted premium brands that represent good value to consumers.”

As a result of this transaction, Constellation is divesting more than 40 brands including Barton, Skol, Mr. Boston, Fleischmann’s, the 99 schnapps line, the di Amore line, Chi-Chi’s pre-mixed cocktail line, Montezuma Tequila, in addition to numerous other brands representing over 600 SKUs.  The total volume for brands being sold was more than 10 million cases for fiscal year 2008, with net sales for the divested brands totaling approximately $200 million.  Distillery and bottling facilities included in the sale are located at Bardstown and Owensboro, Ky., as well as a leased bottling facility at Carson, Calif.  Constellation will retain its distillery and production facility at Lethbridge, Alberta, Canada.  For complete listings of brands being sold and retained, please visit www.cbrands.com.

“To achieve synergies and operating efficiencies we will consolidate the retained premium spirits business into our North American wine operations,” explained Sands.  “A consolidation plan is expected to be finalized by the close of the transaction.  This is a good example of how we are creating efficiencies in our business by leveraging our existing infrastructure to propel growth and enhance ROIC.”

The transaction is expected to result in a pre-tax reported loss of approximately $11 million or an after-tax loss of approximately $0.20 diluted earnings per share on a reported basis, and will be excluded from the company’s comparable basis diluted earnings per share.  The loss on the disposal is primarily driven by the write-off of non-deductible goodwill unrelated to the brands being sold as required by generally accepted accounting principles in the U.S.  Due to the anticipated impact on reported results, and assuming the completion of this transaction, the company is adjusting its fiscal 2009 reported diluted EPS guidance to $0.45 - $0.49, from its previous reported diluted EPS guidance of $0.65 - $0.69.

The impact of this transaction is expected to be neutral to ongoing reported basis and comparable basis diluted earnings per share for fiscal 2009 and fiscal 2010.  As a result, the company’s fiscal 2009 comparable basis diluted EPS guidance remains $1.68 - $1.72.  The gross proceeds from this transaction do not impact free cash flow as defined by the company.  Free cash flow guidance for fiscal 2009 remains unchanged at $360 - $390 million.

“The brands being sold will be in good hands and complement Sazerac’s existing portfolio,” said Sands.  “Sazerac has a track record for growing brands they own, which makes this a mutually beneficial transaction.”

While many employees associated with the brands being sold will transfer to the new owner, some will be impacted by this change and the company is taking appropriate actions to support those who are displaced.

Explanations
Reported basis (“reported”) diluted earnings per share are as reported under generally accepted accounting principles.  Diluted earnings per share on a comparable basis (“comparable”), exclude acquisition-related integration costs, restructuring charges and unusual items.

The company discusses additional non-GAAP measures in this news release, including free cash flow.

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands
Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand.  Based in Fairport, N.Y., the company has more than 250 brands in its portfolio, sales in approximately 150 countries and operates more than 50 wineries, distilleries and distribution facilities.  It is the largest wine producer in the world; the largest premium wine company in the U.S.; the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; and the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo Modelo.  Constellation Brands is an S&P 500 Index and Fortune 500® company.  Major brands in the company’s portfolio include Corona Extra, Black Velvet Canadian Whisky, SVEDKA Vodka, Robert Mondavi wines, Clos du Bois, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist.  To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.

Forward-Looking Statements
The statements and estimates in this news release update the statements and estimates set forth in the company’s news release dated Jan. 7, 2009.

The statements set forth in this news release which are not historical facts regarding Constellation's business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, or information concerning expected actions of third parties, are forward-looking statements (collectively, the "Projections") that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections.  Prior to the start of the company's quiet period, which will begin at the close of business on Feb. 20, 2009, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.  During Constellation’s “quiet period” the Projections should not be considered to constitute the company's expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.  Furthermore, there can be no assurance that any transaction to sell the value spirits business will occur, or will occur on the timetable contemplated hereby.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	successful integration of acquired businesses;

•	successful divestiture of the value spirits business and receipt of all consideration;

•	realization of expected synergies and completion of various portfolio actions;

•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs and capital investment requirements;

•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the company's acquisitions and from estimates of goodwill and intangible asset impairment charges;

•
restructuring charges, acquisition-related integration costs, other one-time costs and purchase accounting adjustments associated with integration and restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and

•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2008, and its Quarterly Report on Form 10-Q for the fiscal quarter ended Nov. 30, 2008, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the year ending February 28, 2009.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of the historical non-GAAP financial measures.

The below guidance is based on information previously provided taking into account the developments described in this news release.  The change in the company's fiscal 2009 reported basis diluted earnings per share guidance includes a change in the company's assumption regarding its effective tax rate on a reported basis from approximately 60 percent to 73 percent, primarily due to the write-off of nondeductible goodwill in connection with the disposal of the value spirits business.  The forecasted effective tax rate on a reported basis of 73 percent includes a provision of approximately 14 percentage points in connection with the gain on settlement of certain foreign currency economic hedges, a provision of approximately 13 percentage points on the disposal of the value spirits business, and approximately 9 percentage points in connection with the company’s inability to recognize tax benefits on net operating losses resulting primarily from the Australian initiative.  The company's previously reported effective tax rate on a comparable basis of approximately 37 percent has not changed as a result of the items discussed above.

	Range for the
	Year Ending
Fiscal Year 2009	February 28,
Diluted Earnings Per Share Guidance	2009
Forecasted diluted earnings per share - reported basis (GAAP)	$0.45	$0.49
Inventory step-up	0.06	0.06
Strategic business realignment(1)	0.97	0.97
Other(2)	0.20	0.20
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(3)	$1.68	$1.72

(1)
Includes $0.53, $0.20, $0.08, $0.06, $0.06, $0.02 and $0.01 diluted earnings per share for the year ending February 28, 2009, associated with the Australian initiative, the loss in connection with the disposal of the value spirits business, the loss in connection with the disposal of the Pacific Northwest wine brands, the Fiscal 2008 Plan, the Fiscal 2007 Wine Plan, the loss in connection with the sale of a nonstrategic Canadian distilling facility, and other previously announced restructuring plans, respectively.(3)

(2)
Includes $0.18 and $0.02 diluted earnings per share for the year ending February 28, 2009, associated with the recognition of income tax expense in connection with the gain on settlement of certain foreign currency economic hedges and the Australian initiative for impairment of an equity method investment, respectively.(3)

(3)	May not sum due to rounding as each item is computed independently.

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the
	Year Ending
Fiscal Year 2009	February 28,
Free Cash Flow Guidance	2009
Net cash provided by operating activities (GAAP)	$510.0	$560.0
Purchases of property, plant and equipment	(150.0)	(170.0)
Free cash flow (Non-GAAP)	$360.0	$390.0

CONTACT: Media, Mike Martin, +1-585-218-3669, or Angie Blackwell, +1-585-218-3842, or Investor Relations, Patty Yahn-Urlaub, +1–585-218-3838, or Bob Czudak, +1-585-218-3668, all of Constellation Brands, Inc.